RYDEX ETF TRUST

Amendment dated March 2, 2017
to the Advisory Agreement between
Rydex ETF Trust and Security Investors, LLC
Dated March 1, 2012

Amendment to
SCHEDULE A
to the
ADVISORY AGREEMENT
dated March 1, 2012 between
RYDEX ETF TRUST
and
SECURITY INVESTORS, LLC

Schedule A to the Advisory Agreement between Rydex ETF Trust (the “Trust”) and Security Investors, LLC (the “Adviser”) dated March 1, 2012, as amended to date (the “Agreement”), is hereby amended to reflect the addition of the Guggenheim Multi-Factor Large Cap ETF, a newly created series of the Trust, and shall be effective and replace the current Schedule A to the Agreement in full upon the commencement of operations of the Guggenheim Multi-Factor Large Cap ETF. This revised Schedule A is incorporated into and made a part of the Agreement.

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SCHEDULE A

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance the following fee schedule:

Fund	Rate*	Launch Date
Guggenheim S&P 500® Equal Weight ETF	0.40%	04-24-2003
Guggenheim S&P 500® Top 50 ETF	0.20%	05-04-2005
Guggenheim S&P 500® Pure Growth ETF	0.35%	03-01-2006
Guggenheim S&P 500® Pure Value ETF	0.35%	03-01-2006
Guggenheim S&P MidCap 400® Pure Growth ETF	0.35%	03-01-2006
Guggenheim S&P MidCap 400® Pure Value ETF	0.35%	03-01-2006
Guggenheim S&P SmallCap 600® Pure Growth ETF	0.35%	03-01-2006
Guggenheim S&P SmallCap 600® Pure Value ETF	0.35%	03-01-2006
Guggenheim S&P 500® Equal Weight Consumer Discretionary ETF	0.40%	11-02-2006
Guggenheim S&P 500® Equal Weight Consumer Staples ETF	0.40%	11-02-2006
Guggenheim S&P 500® Equal Weight Energy ETF	0.40%	11-02-2006
Guggenheim S&P 500® Equal Weight Financials ETF	0.40%	11-02-2006
Guggenheim S&P 500® Equal Weight Health Care ETF	0.40%	11-02-2006
Guggenheim S&P 500® Equal Weight Industrials ETF	0.40%	11-02-2006
Guggenheim S&P 500® Equal Weight Materials ETF	0.40%	11-02-2006
Guggenheim S&P 500® Equal Weight Technology ETF	0.40%	11-02-2006
Guggenheim S&P 500® Equal Weight Utilities ETF	0.40%	11-02-2006
Guggenheim S&P MidCap 400® Equal Weight ETF	0.40%	11-29-2010
Guggenheim S&P SmallCap 600® Equal Weight ETF	0.40%	11-29-2010
Guggenheim MSCI Emerging Markets Equal Country Weight ETF	0.70%	11-29-2010
Guggenheim S&P 500® Equal Weight Real Estate ETF	0.40%	8-13-2015
Guggenheim S&P 100® Equal Weight ETF	0.40%	6-30-2016
Guggenheim Multi-Factor Large Cap ETF	[_____%]	TBD

*
With respect to the ETFs launched after August 27, 2007, as noted in the table above, the Adviser agrees to pay all expenses incurred by the Trust, except for interest, taxes, brokerage commissions, and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments, expenses of the Independent Trustees (including any Trustee’s counsel fees), extraordinary expenses, and distribution fees and expenses paid by the Trust under any distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act.

Additions noted in bold

In witness whereof, the parties hereto have caused this Amendment to be executed in their names and on their behalf and through their duly authorized officers as of the 2nd day of March, 2017.

RYDEX ETF TRUST

By:
Name: Amy J. Lee
Title: Secretary and Vice President

SECURITY INVESTORS, LLC

By:
Name: Amy J. Lee
Title: Secretary and Vice President